Exhibit 99.1

Contacts:

         Heidi Jacobs                         Daniel Pess
         Harpell                              QueryObject Systems Corporation
         978-889-1453                         516-228-8500 x123
         HJACOABS@HARPEL.COM                  dpess@queryobject.com
         -------------------                  -------------------------------

           QUERYOBJECT COMPLETES INITIAL CLOSING OF PRIVATE PLACEMENT
           ----------------------------------------------------------

                 Remainder of the Round Expected in Early March


ROSLYN HEIGHTS, N.Y. - February 9, 2001 - QueryObject Systems Corporation (AMEX:
OBJ) announced today that it completed the initial closing of a private placement totaling gross proceeds of $1,230,000. The Company issued 2,050,000 shares of Common Stock and Common Stock Purchase Warrants to acquire 4,100,000 shares of Common Stock at an exercise price of $.925 per share, exercisable for a period of five years. The financing included both existing QueryObject investors and new investors. The Company will use the funds primarily for sales and marketing, research and development and for general corporate purposes.

The net proceeds received by the Company totaled approximately $800,000, after deducting expenses of the offering and the conversion of $250,000 of notes payable into Units in the offering. Subject to Stockholder approval, the Company is seeking to raise up to an additional $3,770,000 and anticipates a final closing in early March.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the holders thereof, absent registration or an applicable exemption from registration requirements.

About QueryObject Systems Corporation

QueryObject Systems Corporation is a publicly held company headquartered in Roslyn Heights, NY. Its scaleable Internet analytical technologies are available worldwide through a network of authorized distributors.

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QueryObject  System  is a  registered  trademark  and  QueryObject,  QueryObject
Analyzer,  internetQueryObject,   iQO,  QueryObjectexchange  and  QOxchange  are
trademarks  of  QueryObject  Systems  Corporation.   All  other  trademarks  and
registered trademarks referenced in this document are the property of their respective holders.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of1934, as amended, which are intended to be covered by the safe harbors created hereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the Company's development as a software products company, and the ability of certain partnerships to aid in that growth; the capability of the Company's products to perform as optimized analytical data marts; and the ability of the Company's products to support the performance of other business intelligence tools. Although the Company believes that the assumptions underlying the forwarded-looking statements contained herein are reasonable, any



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of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will provide to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.